Exhibit 99.1

Clorox Board Names Linda Rendle Chair; Matthew Shattock to Become
Lead Independent Director

OAKLAND, Calif., Nov.16, 2023 – The Clorox Company (NYSE: CLX) today announced that its board of directors has elected CEO Linda Rendle to the role of chair of the board of directors, effective Jan. 1, 2024, and that Matthew Shattock, Clorox’s current board chair, will become lead independent director.

Rendle has served as CEO of Clorox and a member of the board of directors since September 2020. Shattock, a seasoned consumer packaged goods executive, became the company’s board chair on Feb. 15, 2021, and has been a member of the board of directors since 2018. As lead independent director, Shattock will retain significant responsibilities, including approving board meeting agendas, overseeing meetings of the independent directors, and leading CEO and board performance evaluations.

“Linda has demonstrated exceptional leadership of Clorox over the past three years as CEO,” said Shattock. “She has successfully guided the company through the pandemic, navigated a persistently challenging post-pandemic macroeconomic environment and a complex cybersecurity attack, and strengthened Clorox’s competitive position through the activation of a digital and organizational transformation. The board is confident that adding Board Chair to Linda’s role will enable her to continue to accelerate the meaningful changes she has already initiated to create a stronger, more resilient company.”

“I am honored to have the confidence of the board to serve as Clorox’s next board chair and am grateful to Matt for his support and guidance,” said Rendle. “Matt has provided incredibly valuable strategic perspective and insights, especially around our operational transformation, and I’m confident that will continue in his role as lead independent director. On behalf of the board, we thank him for his leadership and look forward to continuing to benefit from his vast industry and strategic transformation experience.”

Rendle is a 20-year veteran of Clorox—holding numerous senior leadership roles including president and executive vice president – Cleaning, International, Strategy and Operations, among others—where she developed deep business and functional expertise and oversaw the development of the company's IGNITE strategy. Before joining Clorox, Rendle worked for Procter & Gamble, where she held several positions in sales management. Rendle is on the board of directors of Visa Inc. and the Consumer Brands Association.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Natural Vitality®, can be found in about nine of 10 U.S. homes and internationally with brands such as Ayudin®, Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2023 the company was ranked No. 1 on Barron's 100 Most Sustainable Companies list. Visit thecloroxcompany.com to learn more.

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Contacts:

Media: corporate.communications@clorox.com

Investors: investorrelations@clorox.com